Exhibit 10.9

MAXLINEAR, INC.

2011 Palomar Airport Road, Suite 305

Carlsbad, CA 92011

March 2008

Joe Campa

[Address]

Re:	Offer of Employment

Dear Joe:

I am pleased to offer you a position with MaxLinear, Inc. (the “Company”), as the Chief Financial Officer of the Company. If you decide to join us, you will receive an annual salary of $175,000 payable in semi-monthly installments, in accordance with the Company’s normal payroll procedures. As an employee, you will also be eligible to receive certain employee benefits generally offered to the Company’s employees, which include the opportunity to participate in a 401k retirement savings plan, employer contribution towards health insurance premiums and paid time off. The details of these employee benefits will be explained in greater detail in subsequent correspondence. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Equity Incentives

The Company will recommend that its Board of Directors approve the grant to you of an option to acquire 225,000 shares of the Company’s Common Stock under the 2004 Stock Plan. This option will be subject to the terms and conditions of the 2004 Stock Plan and the form of option agreement approved by the Board. To the extent possible, this option will be an “incentive stock option” under federal tax law. The exercise price for the option will equal the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The option will vest and become exercisable over four years based on your continued employment with the Company. One-fourth of the shares will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. No right to any shares will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

Also, in the event of an Involuntary Termination (as defined below) of your employment on or within twelve (12) months following a Change of Control (as defined below) fifty percent (50%) of the aggregate number of shares subject to the option granted pursuant to this letter and unvested as of the date of such Involuntary Termination shall become immediately vested.

March 2008

For purposes of this letter, an “Involuntary Termination” shall mean (i) without your express written consent, the significant reduction of your duties, authority, or responsibilities relative to your duties, authority, and responsibilities as in effect immediately prior to such reduction or the assignment to you of such reduced duties, authority, or responsibilities; (ii) without your express written consent, a reduction by the Company in your base compensation as in effect immediately prior to such reduction; (iii) without your express written consent, a reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction which is not applicable to all employees of the Company and which results in your overall benefits package being significantly reduced; (iv) without your express written consent, your relocation to a facility or a location more than fifty (50) miles from your then-current work location; or (v) any purported termination by the Company of your status as an employee of the Company which is not effected for death, disability, or for Cause.

For purposes of this letter, “Cause” shall mean (i) your repeated failure to perform your duties or responsibilities as an employee as directed or assigned by the Company’s Board of Directors (or its designee) from time to time, after written notice thereof from the Board of Directors (or its designee) to you setting forth in reasonable detail the respects in which the Company believes you have not performed such duties or responsibilities; (ii) your personally engaging in knowing and intentional illegal conduct which is injurious to the Company or its affiliates; (iii) your being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, the Company or its affiliates; or (iv) any breach by you of any provision of any non-disclosure or invention assignment or similar agreement with the Company or any breach of any written code of conduct or policy of the Company.

For purposes of this letter, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company.

March 2008

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

March 2008

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by April 1, 2008.

We look forward to your favorable reply and to working with you at Maxlinear, Inc.

Sincerely,
MAXLINEAR, INC.

/s/ Kishore Seendripu
Kishore Seendripu
President and CEO

Agreed to and accepted:

Signature:	/s/ Joe Campa

Printed Name:	Joe Campa

Date:

Enclosures:

1.	Duplicate Original Letter

2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement

10/29/2009

Re:	Employment Verification Letter for Joe Campa

This is to certify that Mr. Joe Campa currently holds a position with MaxLinear, Inc. (the “Company”), as Chief Financial Officer. Mr. Campa’s annual salary, as of September 30, 2009, is $175,000.

Mr. Campa started his employment at MaxLinear Inc. on March 17, 2008 as Chief Financial Officer. His known annual salary(s)* and job title(s) from 2008 through 2009 are as follows:

Year	Salary	Job Title
2008	$175,000.00	Chief Financial Officer
2009	$175,000.00	Chief Financial Officer

MaxLinear, Inc. (the “Company”) also certifies that Mr. Campa is a full time employee of the company and will be continuing his employment in the future at MaxLinear Inc.

Mr. Camapa certifies that the information provided is accurate and accepts his employment with MaxLinear, Inc. since March 17, 2008.

/s/ Joe Campa	10/29/09
Joe Campa	Date

/s/ Dawn Tebelak	10/29/09
Human Resources	Date

*	Annual Salary is based on Employee Earnings Records dated through December 31st for the year 2008; current salary is based upon Employee Earnings Records dated September 30th, 2009.

MaxLinear Inc. 2051 Palomar Airport Road, Suite 100 Carlsbad, CA 92011 Tel: (760) 692-0711 Fax: (760) 444-8598